Exhibit 99.1
For Immediate Release
December 27, 2007
Brooks Automation Announces Executive Reorganization
CHELMSFORD, MASSACHUSETTS December 27, 2007 — Brooks Automation Inc. (NASDAQ: BRKS) today announced an executive reorganization designed to enhance the Company’s customer responsiveness and overall financial performance.
Michael Pippins has been named Group President of a newly formed Automation Systems Group (ASG). This group will combine the activities of Brooks’ Tool Automation Division and Synetics Systems Division. Mr. Pippins has been with Brooks for 15 years and most recently has been General Manager of the Tool Automation Division. Greg Marvell, currently General Manager of the Synetics Systems Division, will become Senior Vice President and Chief Operating Officer of the Automation Systems Group.
Ralf Wuellner has been named Group President of a newly formed Global Customer Operations Group (GCOG). This group will bring all of the sales, regional engineering, customer support and service activities of Brooks under a unified management structure. Mr. Wuellner joined Brooks earlier this year from Lam Research Corporation and has been the President of Brooks’ European operations.
Robert Woodbury, Executive Vice President and Chief Financial Officer, has resigned his position effective as of the end of the year. His duties will be assumed on an interim basis by Richard Small, Brooks Sr. Vice President and Corporate Controller.
Commenting on these changes, Robert J. Lepofsky, recently appointed Chief Executive Officer of Brooks said “The realignment of our executive team is the result of a comprehensive review of our current operations and future direction. We are currently engaged in a process that will simplify our organization; more effectively leverage our capabilities, enhance our responsiveness to customer needs and improve our financial performance.” Mr. Lepofsky also noted that “Bob Woodbury has been a key contributor to the success of Brooks over the past five years. Bob leaves behind a strong organization and we all wish him well in his new endeavor.”
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About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks’ products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information see www.brooks.com.